Exhibit 99
GORMAN-RUPP REPORTS 2010 RESULTS ON RECORD FOURTH QUARTER
Mansfield, Ohio — February 10, 2011 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the fourth quarter and twelve months ended December 31, 2010.
Net sales during the fourth quarter ended December 31, 2010 increased 36.1% to a record $84,689,000 compared to $62,203,000 during the same period in 2009. Net income increased 159.6% to a record $9,655,000 compared to $3,719,000 in 2009’s fourth quarter. Earnings per share were $0.57 and $0.22 for the respective periods.
Net sales during the quarter continued to be positively impacted by the slowly improving global economy. Primary increases were in sales to the international, municipal, construction, rental and industrial markets, partially offset by decreased sales in the OEM market. The fourth quarter also includes sales of National Pump Company acquired October 1, 2010.
The increase in earnings for the quarter principally reflects improved operating leverage on the higher volume of sales. Earnings include $0.05 per share due to the partial liquidation of LIFO quantities as a result of reduced inventory levels at two operating units. The Company does not expect this inventory trend to continue. Fourth quarter earnings also benefited $0.04 per share from adjustments of inventory standard costs at two operating units and $0.03 per share from the 2010 research and development tax credit and the addition of National Pump Company.
Net sales during 2010 increased 11.5% to $296,808,000 compared to $266,242,000 during 2009. Net income increased 42.1% to $25,963,000 compared to $18,269,000 in 2009. Earnings per share were $1.55 and $1.09 for the respective periods. Sales to most markets increased in 2010 when compared to depressed 2009 levels, while the OEM market continued to be weak due to decreased sales of power generation equipment.
The Company’s backlog of orders increased 14.6% to $107.4 million at December 31, 2010 compared to $93.7 million a year ago. The increase from December 31, 2009 was largely due to orders arising from the construction, rental, and custom pump markets along with the inclusion of National Pump Company. Partially offsetting these backlog increases were declines in the municipal and OEM markets.
The Company’s balance sheet continues to remain strong with $34.2 million cash and short-term investments at year end. The Company generated $25.8 million in operating cash flow during 2010 and has excellent liquidity. During the quarter, $10.0 million of borrowings used to finance the acquisition of National Pump Company were re-paid with the remaining $25.0 million planned to be paid by the end of 2011.
Jeffrey S. Gorman, President and CEO said, “After experiencing a very challenging 2009 the Company finished 2010 strong, primarily as a result of organic revenue with notable improvements in incoming orders, operating income and earnings. It appears the global economy is gradually continuing to improve, although challenges remain in the OEM market and may slow fire protection opportunities. With a solid order backlog and the full integration of National Pump Company, we are increasingly optimistic that 2011 will be a good year for the Company.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$84,689	$62,203	$296,808	$266,242
Cost of products sold	59,742	47,665	220,471	204,469

Gross profit	24,947	14,538	76,337	61,773

Selling, general and administrative expenses	10,843	9,229	37,378	35,380

Operating income	14,104	5,309	38,959	26,393

Other income (expense) — net	(238)	71	(626)	862

Income before income taxes	13,866	5,380	38,333	27,255
Income taxes	4,211	1,661	12,370	8,986

Net income	$9,655	$3,719	$25,963	$18,269

Basic and diluted earnings per share	$0.57	$0.22	$1.55	$1.09
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	December 31,	December 31,
	2010	2009
Assets
Cash and short-term investments	$34,246	$45,908
Accounts receivable — net	51,996	37,239
Inventories	51,449	40,506
Deferred income taxes and other current assets	5,503	7,747

Total current assets	143,194	131,400

Property, plant and equipment — net	113,526	108,523

Deferred income taxes and other assets	29,987	9,501

Total assets	$286,707	$249,424

Liabilities and shareholders’ equity

Accounts payable	$12,042	$8,972
Short-term debt	25,000	15,000
Accrued liabilities and expenses	22,636	19,203

Total current liabilities	59,678	43,175

Deferred and other income taxes	4,954	1,323
Retirement benefits	—	5,044
Postretirement benefits	22,241	22,270

The Gorman-Rupp Company shareholders’ equity	199,834	176,905
Noncontrolling interest	—	707

Total shareholders’ equity	199,834	177,612

Total liabilities and shareholders’ equity	$286,707	$249,424

Shares outstanding	16,788,535	16,710,535